UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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ARRAY TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL MATERIALS RELATING TO THE PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

May 11, 2026

On April 7, 2026, Array Technologies, Inc. (“Array,” the “Company,” “we,” “us” or “our”) filed our proxy statement (the “Proxy Statement”) relating to our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission and made the Proxy Statement available on the Internet that same day. The following information is provided to our stockholders in support of the election of Brad Forth, Kevin Hostetler and Gerrard Schmid to the Company’s board of directors (the “Board”) as Class III Directors.

In its April 20, 2026 report, Institutional Shareholder Services, Inc. (“ISS”) issued a withhold recommendation against Mr. Forth, the Chair of our Board and Chair of the Nominating and Corporate Governance Committee (the “NCG Committee”) of our Board, on the basis that the Board had “fail[ed] to remove, or subject to a sunset requirement, the supermajority vote requirement to enact certain changes to the governing documents, which adversely impacts shareholder rights.” ISS stated that “a vote FOR the remaining director nominees is warranted.” Glass Lewis, in its April 28, 2026 report, recommended in favor of all Class III director nominees, including Mr. Forth.

We strongly disagree with ISS’s withhold recommendation. Stockholders who follow this recommendation would penalize the director who is leading the governance reforms that ISS itself advocates and supports, including its recommendation that stockholders vote FOR the Company’s proposal to declassify the Board. As described below, the ISS withhold recommendation reflects a narrow, formulaic, one-size-fits-all application of its policies that ignores the Company’s concrete and ongoing governance improvements, the strength of the Board’s stockholder engagement and contributions of Mr. Forth to the Board.

We urge stockholders to vote FOR each director nominee for Class III director: Brad Forth, Kevin Hostetler and Gerrard Schmid (Proposal 1 on your proxy card).

ISS’s Recommendation Targets the Director Driving Governance Reform

Under Mr. Forth’s leadership as Chair of the Board and the NCG Committee, the Company has taken significant, concrete steps to advance corporate governance reforms directly responsive to stockholder feedback. These include the Board’s decision to put forward a proposal in the Proxy Statement to declassify the Board and phase-in annual director elections, which is a reform ISS recommends stockholders vote FOR (Proposal 4 on your proxy card). Mr. Forth has also overseen effective board refreshment and succession planning, including the addition of two new independent directors to the Board in 2026, and focused alignment of Board member skills with Company strategy.  Mr. Forth has maintained a majority independent Board, and has supported a robust committee structure, which includes regular review and refresh of the committee charters. ISS has not raised any concerns about Mr. Forth’s qualifications, integrity, independence, or performance. Its withhold recommendation is directed at the one director who has been most active in driving the governance changes ISS seeks.  Stockholders who share ISS’s desire for enhanced governance should support the director who is delivering it.

Mr. Forth’s Record as Chair Demonstrates Stockholder Responsiveness

Under Mr. Forth’s leadership, certain members of the Board and executive management have regularly engaged with the Company’s stockholders to identify and understand areas of concern, and to solicit stockholder feedback. Mr. Forth has been instrumental in driving this effort and the response to such feedback.

In 2025 and early 2026, we reached out to over 30 of our largest stockholders, representing over 90% of outstanding shares (as of December 31, 2025). We held ten meetings with stockholders representing over 45% of outstanding shares, including with our four largest stockholders and several institutional investors. These meetings were carried out with the direct involvement of the Chair of our Human Capital Committee and member of the Nominating and Corporate Governance Committee, who personally led meetings with stockholders representing 39% of outstanding shares.

Under the leadership of Mr. Forth, the Board took action directly in response to this engagement.  It put forth a governance proposal to declassify the Board.   Furthermore, in response to our 2025 say-on-pay vote, which ISS noted in its April 20, 2026 report received only 48.2% support, we disclosed the specific feedback we received from this engagement and made meaningful changes to our compensation program to address stockholder concerns. ISS, in its own April 20, 2026 report, acknowledged that the compensation committee “demonstrated sufficient responsiveness” to the 2025 say-on-pay vote. The Board’s demonstrated responsiveness on both governance and compensation matters directly contradicts any suggestion that the Board, or Mr. Forth as its Chair, ignores stockholder feedback.

ISS’s Narrow, Formulaic Scope of Review

ISS issues proxy voting guidelines and applies them on a one-size-fits all basis, focusing on a company’s conformity to ISS’s uniform policy regarding supermajority vote without regard to the Company’s director independence, board effectiveness, strategic oversight, or responsiveness to stockholders. The ISS recommendation to withhold a vote for Mr. Forth demonstrates a narrow and formulaic application of its policies to certain of our governance matters. ISS has not raised any concerns about the qualifications, integrity, independence, responsiveness or performance of Mr. Forth or of any of our directors, which further indicates that ISS’s concern is a formulaic application of its policies, rather than a performance or accountability issue on the part of Mr. Forth, the Board or the Company. Furthermore, Glass Lewis disagrees with ISS and recommended a vote FOR Mr. Forth and all other Class III director nominees in its April 28, 2026 report.  We believe Glass Lewis reached the correct conclusion.

Supermajority Vote Requirement Is Consistent with Peers

ISS’s recommendation fails to account for the governance provisions of our peers.  According to recent public filings, of the Company’s 2025 executive compensation peer group companies, 11 of 17 currently have supermajority voting provisions for the amendment of their bylaws and certain provisions of their certificates of incorporation.  None of those 11 have taken steps to change this structure. The Company believes that the supermajority vote requirements in its governing documents are broadly consistent with its peer group and protect the best interests of the Company and its stockholders.

Mr. Forth’s History with the Company

Mr. Forth has served on our Board since October 2020 and brings over 30 years of relevant experience in the energy industry to his service as a Board member.  Mr. Forth has spent his entire career in the energy industry, which we believe contributes to his ability to understand the unique challenges and opportunities associated with our business. As Chair of the Board and the NCG Committee, Mr. Forth plays a critical role in overseeing the implementation of our strategic growth priorities and guiding profitable growth at a global scale.

The Company values Mr. Forth’s deep expertise in the industry and his understanding of Array’s business, management, oversight, and governance structure. We believe Mr. Forth has a demonstrated track record of strong oversight, sound judgment, and has contributed meaningfully to the Board’s governance and oversight work, as discussed above, which we believe helps advance the Company’s efforts to create stockholder value.  We believe Mr. Forth is well qualified to continue to serve as a member and leader of the Board.

Board Continuity

Our NCG Committee and Board operate in a complex environment that benefits from continuity of leadership, experienced oversight and a cohesive Board. Our Board remains committed to continued stockholder engagement, regular review of the Company’s governance provisions and alignment with long-term stockholder interests.

Removing or weakening support for Mr. Forth as the NCG Committee chair, at a time when he is driving positive governance reform, risks disrupting committee leadership and undermining Board effectiveness without a corresponding positive benefit.

Based on the foregoing, we continue to recommend that you vote FOR each director nominee for Class III director: Brad Forth, Kevin Hostetler and Gerrard Schmid (Proposal 1 on your proxy card).

Voting

Stockholders who previously submitted a proxy or voting instructions and wish to change their vote may do so by following the instructions for voting contained in the Proxy Statement. For stockholders who previously submitted their proxy or voting instructions and do not wish to change their vote, no further action is required.  The Company encourages all stockholders who have not yet voted to do so before the Annual Meeting by following the instructions contained in the Proxy Statement.